Exhibit 11.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Regulation A Offering Circular of Greenery Map, Inc. on Form 1-A of our report dated May 11, 2021 with respect to our audits of the financial statements of Greenery Map, Inc. as of December 31, 2020 and 2019 and for the years then ended, which report appears in the Prospectus, which is part of this Regulation A Offering Circular. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ RBSM LLP

RBSM LLP

New York, NY

May 14, 2021